UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2020 (September 24, 2020)

Goldman Sachs Private Middle Market Credit II LLC

(Exact name of registrant as specified in its charter)

Delaware	000-56052	83-3053002
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 West Street, New York, New York		10282
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 902-0300

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b–2 of the Securities Exchange Act of 1934.

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 1.01 – Entry into a Material Definitive Agreement.

On September 24, 2020, Goldman Sachs Private Middle Market Credit II SPV II LLC (“SPV”), a wholly-owned subsidiary of Goldman Sachs Private Middle Market Credit II LLC (the “Company”), entered into a senior secured credit facility (the “ Secured Credit Facility”) with JPMorgan Chase Bank, National Association (“JPM”). JPM serves as administrative agent, U.S. Bank National Association serves as collateral agent, collateral administrator and securities intermediary and the Company serves as portfolio manager under the Secured Credit Facility.

Advances under the Secured Credit Facility bear interest (at SPV’s election) at a per annum rate equal to either (x) the three-month London Interbank Offered Rate (or other listed offered rate, depending upon the currency of borrowing) in effect or (y) a rate per annum equal to the greater of (i) the prime rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 0.50%, in each case, plus the applicable margin. The applicable margin is 3.10% per annum. SPV will also pay a commitment fee of 0.75% per annum (subject to adjustment, as set forth in the loan documents) on the average daily unused amount of the financing commitments until the last day of the reinvestment period (as defined in the Secured Credit Facility).

The Secured Credit Facility is a multicurrency facility, with borrowings available under U.S. dollars, Canadian dollars, British pounds sterling and Euros. As of September 24, 2020, the total commitments under the Secured Credit Facility were $250 million. The Secured Credit Facility also has an accordion feature, subject to the satisfaction of various conditions, which could bring total commitments under the Secured Credit Facility to $800 million. Proceeds from borrowings under the Secured Credit Facility may be used to fund portfolio investments by SPV, make advances under delayed draw term loans or revolving loans where SPV is a lender or make distributions to the Company. All amounts outstanding under the Secured Credit Facility must be repaid by the fifth anniversary of the Secured Credit Facility, subject to a six month extension of the maturity date with the consent of the administrative agent at such time.

SPV’s obligations to the lenders under the Secured Credit Facility are secured by a first priority security interest in all of SPV’s portfolio of investments and cash. The obligations of SPV under the Secured Credit Facility are non-recourse to the Company, and the Company’s exposure under the Secured Credit Facility is limited to the value of the Company’s investment in SPV.

In order to borrow funds under the Secured Credit Facility and make distributions (subject to certain exceptions), SPV must maintain a 55% or less ratio of the amount of net advances under the Secured Credit Facility to the net asset value (as defined in the Secured Credit Facility) of the portfolio investments of SPV, as modified by applicable concentration limits.

In connection with the Secured Credit Facility, SPV has made certain customary representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. The Secured Credit Facility contains customary events of default for similar financing transactions, including if a change of control of SPV occurs or if the Company is no longer the portfolio manager of SPV. Upon the occurrence and during the continuation of an event of default, JPM may declare the outstanding advances and all other obligations under the Secured Credit Facility immediately due and payable.

The occurrence of an event of default (as described above) or a market value event (as defined in the Secured Credit Facility) triggers (i) a requirement that SPV obtain the consent of JPM prior to entering into any sale or disposition with respect to portfolio assets and (ii) the right of JPM to direct SPV to enter into sales or dispositions with respect to any portfolio assets, in each case in JPM’s sole discretion.

The foregoing description is only a summary of the material provisions of the Secured Credit Facility and is qualified in its entirety by reference to a copy of the Secured Credit Facility, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01 – Financial Statements and Exhibits.

(d)    Exhibits:

Exhibit Number	Description

10.1	Loan and Security Agreement, dated as of September 24, 2020, by and among Goldman Sachs Private Middle Market Credit II SPV II LLC, as borrower, Goldman Sachs Private Middle Market Credit II LLC, as portfolio manager, the lenders party thereto, U.S. Bank National Association, in its capacities as collateral agent, collateral administrator and securities intermediary, and JPMorgan Chase Bank, National Association, as administrative agent for the lenders thereunder.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2020	Goldman Sachs Private Middle Market Credit II LLC
	By:	/s/ Jonathan Lamm
Name: Jonathan Lamm
Title: Chief Financial Officer and Treasurer